                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          AMENDMENT NO. 4 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            The Coffee Exchange, Inc.
                            -------------------------
             (Exact name of registrant as specified in its charter)

Delaware                                5812                         33-0967974
--------                                ----                         ----------
(State or other              (Primary Standard Industrial      (I.R.S. Employer
jurisdiction                 Classification Code Number)     Identification No.)
of incorporation
or organization

23 Corporate Plaza, Suite 180, Newport Beach, CA                         92663
-------------------------------------------------                        -----
(Address of registrant's principal executive offices)               (Zip Code)

                                 (949) 720-7320
                                 ---------------
              (Registrant's Telephone Number, Including Area Code)

                                 Deron M. Colby
                                  MC Law Group
                          4100 Newport Place, Suite 660
                         Newport Beach, California 92660
                                  949.250.8655
                             Facsimile 949.250.8656
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          1,346,000              $0.05                $67,300              $17.77
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                            The Coffee Exchange, Inc.
                             a Delaware corporation

                        1,346,000 Shares of Common Stock

This prospectus relates to 1,346,000 shares of common stock of The Coffee Exchange, Inc., which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which we believe were exempt were from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will offer and sell the shares at $0.05 per share. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

See "Risk Factors" on pages 5 to 7 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 The date of this prospectus is March 14, 2002.
                             Subject to completion.

                                TABLE OF CONTENTS

Prospectus Summary ...........................................................4
Risk Factors..................................................................5
Use of Proceeds...............................................................7
Determination of Offering Price...............................................7
Dilution......................................................................8
Selling Security Holders......................................................8
Plan of Distribution..........................................................9
Legal Proceedings............................................................10
Directors, Executive Officers, Promoters and Control Persons.................10
Security Ownership of Certain Beneficial Owners and Management...............11
Description of Our Securities................................................11
Interest of Named Experts and Counsel........................................12
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities...............................................12
Organization within Last Five Years..........................................13
Description of Business......................................................13
Managements Discussion and Analysis of Financial
Condition and Results of Operations..........................................16
Description of Property......................................................18
Certain Relationships and Related Transactions...............................18
Market for Common Equity and Related Stockholder Matters.....................19
Executive Compensation.......................................................20
Financial Statements.........................................................21
Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure.....................................................31
Legal Matters................................................................31
Experts......................................................................31
Additional Information.......................................................31
Forward Looking Statements...................................................31
Indemnification of Directors and Officers....................................32
Other Expenses of Issuance and Distribution..................................32
Recent Sales of Unregistered Securities......................................33
Exhibits.....................................................................33
Undertakings.................................................................34
Signatures...................................................................35


Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary
-------------------

Our business:                       We incorporated in Delaware on March 5,
                                    2001. Our principal business address is 23
                                    Corporate Plaza, Suite 180, Newport Beach,
                                    California 92663. Our telephone number is 949.720.7320.

                                    We plan to develop Internet cafes in Orange
                                    County, California, and surrounding areas, featuring Internet and e-mail availability for patrons, along with coffee, pastries and related items. Our objective is to develop cafes that will provide a unique forum for communication and entertainment through the medium of the Internet. We intend to meet what we believe is an increasing demand for access to the methods of communication and abundant information now available on the Internet. We hope to be able to provide access to the Internet cost-effectively and at an affordable price in the social and casual atmosphere of a cafe.

Number of shares being offered:     The selling security holders want to sell
                                    1,346,000 shares of our common stock.
                                    The selling security holders may sell our common stock in one of the following ways:
                                      o  utilizing the over-the-counter market;
                                      o  on any securities exchange on which our
                                         common stock is or becomes listed or
                                         traded;
                                      o  in negotiated transactions; or
                                      o  otherwise.
                                    The selling security holders may sell our common stock at prices then prevailing or at negotiated prices. The shares will not be sold in an underwritten public offering. The selling security holders will offer and sell the shares at $0.05 per share.

Number of shares                    6,671,000 shares of our common stock are
outstanding  and key features       issued and outstanding. We have no other
of our common stock:                securities issued. The shares of our common
                                    stock being offered by the selling security holders have the following key features:
                                      o  Pro-rata rights to any dividends paid;
                                      o  One vote per share held;
                                      o  No cumulative voting rights; and
                                      o  No preemption rights.

Estimated use of proceeds:          We will not receive any of the proceeds
                                    from the sale of those shares being offered.


Summary Financial Information:

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus. We have prepared our financial statements contained in this prospectus in accordance with generally accepted accounting principles in the United States. All information should be considered in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.

     Income Statement             For the period from inception (March 5, 2001)
                                               to October 31, 2001

Revenues                                              $0
Net Income (Loss)                                  ($5,650)
Net Income (Loss) Per Share                          (.00)



    Balance Sheet                              October 31, 2001

Total Assets                                       $51,050
Total Liabilities                                 ($10,000)
Shareholders' Equity (Deficit)                     $41,050

                                  RISK FACTORS

In addition to the other information in this prospectus, the following summary of risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his or her investment should forego purchasing our common stock.

Risks related to our business:

We are a new company with losses since our formation and we may not be able to achieve profitable operations or raise sufficient financing to continue with our business plans.

We were formed on March 5, 2001 and have a limited operating history. Our losses since inception were $5,650 as of October 31, 2001. Since our incorporation we have focused on developing the operating model of our planned Internet cafe's as well as investigating possible locations for our initial cafe's. In conducting our initial development activities, we discovered that there are other companies conducting similar activities. We will encounter difficulties as an early stage company with little operating capital in the rapidly evolving and highly competitive coffee industry. To implement our business plan and open our planned Internet cafe's, we will be required to obtain additional financing. At this time, we have no firm commitments for such financing. If we are unable to raise additional financing, our plans to open an Internet cafe could be harmed. If our planned Internet cafe's are not successful and if we continue to experience losses, our ability to continue with our business plan will be harmed. As a result, our shareholders could lose their entire investment.

We anticipate that we will depend on third-party providers and key vendors to provide the products we sell at our planned Internet cafe's as well as the Internet services we plan to provide and an interruption in those services coupled with our inability to secure alternative providers will impair our ability to continue our planned operations which will likely result in reduced revenues.

We anticipate that we will rely solely on third-party providers for the coffee, tea, pastries and related products that we plan to offer to our customers, including but not limited to, products from a variety of national and local grocers and distributors and local gourmet and specialty shops. Additionally, we will rely on Internet access and computer technologies that we may acquire and sustain only through relationships with various third-party providers, including, but not limited to, Internet service providers and network service providers. We may become dependent upon various other third parties for one or more significant services required for our Internet access, which will be provided to our business pursuant to agreements with such providers. Inasmuch as the capacity for certain services by third parties may be limited, our inability, for economic or other reasons, to receive services from existing providers or to obtain similar products or services from additional providers could harm our ability to operate profitably. If our ability to conduct our business in an efficient manner is interrupted by our inability to secure services or products, our existing customers may lose confidence in us which could result in a loss of repeat customers, all of which will impair our ability to earn revenues.

We do not have commitments for additional financing and our inability to obtain acceptable financing will harm our development and growth strategy as we will be unable to finance our development and any future expansion.

We will require substantial amounts of working capital to continue executing our business plan, including, but not limited to, funds to secure our initial location and funds for equipment and stock. We cannot guaranty that additional financing will be available. In fact, we have not yet identified the source of any such funding. We expect to require substantial capital to fund our development and operating expenses. We anticipate that our available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next 6 months. Our anticipation of the time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described elsewhere in this risk factor section. We cannot be certain that additional financing will be available to us on favorable terms or at all. If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our business strategy, or delay or abandon some of our development plans. Any of these events would impair our ability to raise revenue and would likely interfere with our ability to expand our planned operations.


[material omitted]
------------------


Adverse public or medical opinion about caffeine may convince consumers to reduce or discontinue caffeine use which may discourage customers from ingesting caffeine or caffeine-related products. Such a reduction in caffeine consumption would harm our ability to earn revenues.

The coffee caffeine-related products we plan to provide will contain significant amounts of caffeine and other active compounds, the health effects of some of which are not fully understood. Although some research studies suggest that no significant health risks are associated with moderate coffee consumption, a number of research studies conclude or suggest that excessive consumption of caffeine may lead to increased heart rate, nausea and vomiting, restlessness and anxiety, depression, headaches, tremors and sleeplessness. An unfavorable report on the health effects of caffeine or other compounds present in coffee could significantly reduce the demand for coffee and the patronage to coffee shops, which could harm our business and reduce our sales and profits.

We face significant competition from traditional and Internet coffee houses. Our operations and our ability to generate revenues will be harmed if we are unable to establish a positive reputation as a provider of fine gourmet coffee or if Internet cafes are not popular.

Our success will depend on our ability to compete in the highly competitive traditional coffee house and Internet cafe industries. To succeed, we must establish our reputation for providing inexpensive Internet access in an inviting setting offering specialty gourmet coffees, teas, pastries and bakery items to our customers. We must establish our initial presence in Orange County, California. Our success will also depend on our ability to market our Internet cafe concept in other locations, and to continue to improve our coffee, tea and bakery product offerings, as well as the performance, features and reliability of our Internet access and services in response to both evolving demands of prospective customers and competitive products and services.

We will compete with Internet coffee houses, as well as traditional gourmet coffee houses that are either independent shops or part of large regional or national retail chains such as Starbucks, Dietrich's and Seattle's Best. Specialty coffee businesses are especially affected by changes in consumer tastes, as well as national, regional and local economic conditions, demographic trends, and the type, number and location of competing grocery stores. We may not be able to compete effectively with those online and traditional gourmet cafes. If we do not compete effectively, our ability to earn revenue will be affected and we may not be able to continue our planned operations.


[material omitted]
------------------


Our officers and directors are engaged in other activities which could divert their time away from our activities and could conflict with our business interests which could harm our ability to continue proceeding with our plan to open Internet cafe's.

Our officers and directors engage in other activities. Those activities may divert our officers and directors' time away from our business activities. If our officers and directors are not able to devote sufficient time to our business activities, our ability to operate at a profit could be harmed. Our officers and directors may have conflicts of interests in allocating time, services, and functions between the other business ventures in which those persons may be or become involved. Specifically, George Sines has been our President, Treasurer and one of our directors since our inception. For approximately the last 10 years, Mr. Sines has been working in the real estate title insurance business in public relations for First American Title insurance. Scott Yancey has been our Secretary and one of our directors since May 2001. From 1993 to the present, Mr. Yancey has been the owner and operator of Town & Country Real Estate & Development, a real estate broker in Utah. Neither Mr. Sines nor Mr. Yancey dedicate their entire business hours to our operations. However, we believe that as soon as we secure the location for our first Internet cafe in Orange County, California, Mr. Sines and Mr. Yancey will increase the time they dedicate to our business. However, the potential for conflicts of interest will still exist among us and Mr. Sines and Mr. Yancey for future business opportunities that may not be presented to us.

Risks related to owning our common stock:

Our officers and directors own approximately 79.82% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders.

Our officers and directors beneficially own, in the aggregate, approximately 79.82% of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock in that it may be more difficult for the company to attract investors because such investors will know that matters requiring shareholder consent will likely be decided by our officers and directors. Our officers and directors can control matters requiring approval by our security holders, including the election of directors. Moreover, if our officers and directors decide to sell a significant number of their shares, investors will likely lose confidence in our ability to earn revenues and will see such a sale as a sign that our business is failing. Each of these factors by independently or collectively, will likely harm the market price of our stock. Moreover, such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require shareholder approval. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. An active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products or services. Factors such as announcements of new or enhanced products or services by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Use of Proceeds
----------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
--------------------------------

The selling security holders will offer and sell the shares at $0.05 per share.

Dilution
---------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
-------------------------

The following table sets forth information concerning the selling security holders including:

1. the number of shares owned by each selling security holder prior to this offering;
2. the total number of shares that are to be offered for each selling security holder; and
3. the total number of shares and the percentage of common stock that will be owned by each selling security holder upon completion of the offering.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. The offered shares were acquired by the selling security holders in private placement transactions, which we believe were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There are approximately 37 shareholders currently holding our common stock and 34 of those shareholders are registering for sale the entire amount they currently own. None of the selling security holders has held any position or office with us. ^ None of the selling security holders had or have any material relationship with us. To the best of our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

------------------------------------ ------------------------ ---------------------------------- ----------------------------------
   Name of Selling Security Holder     Amount of Shares of    Amount of Shares of Common Stock       Amount of Shares and the
                                      Common Stock Owned by     to be Offered by the Selling     Percentage of Common Stock Owned
                                        Selling Security               Security Holder           by Selling Security Holder after
                                        Holder before the                                            the Offering is Complete
                                            Offering
------------------------------------ ------------------------ ---------------------------------- ----------------------------------
Darrell A. Butler                           160,000                       160,000                               0
-----------------------------------------------------------------------------------------------------------------------------------
Rae Rodgers                                 140,000                       140,000                               0
-----------------------------------------------------------------------------------------------------------------------------------
Albert M. Di Paolo                          100,000                       100,000                               0
-----------------------------------------------------------------------------------------------------------------------------------
Rock Maker Scrap Metal Corp.                100,000                       100,000                               0
-----------------------------------------------------------------------------------------------------------------------------------
Vanessa James                               60,000                        60,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Robert Younker                              325,000                       325,000                               0
-----------------------------------------------------------------------------------------------------------------------------------
James A. Nesbitt                            60,000                        60,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
John Angelo                                 50,000                        50,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Carl F. Thon                                50,000                        50,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Ralph Michael Perisi                        40,000                        40,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Ellen J. Hanson                             20,000                        20,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Theresa Rockmaker                           20,000                        20,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Danielle L. Rockmaker                       20,000                        20,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Richard Dunham                              20,000                        20,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Mark E. Jacques                             20,000                        20,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Ashley M. Jacques                           20,000                        20,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Nicole M. Jacques                           20,000                        20,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
George Scott Watrous                        15,000                        15,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Kasey L. Watrous                            15,000                        15,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Matthew Thomas Campbell                     10,000                        10,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Gordon E. Reese                             10,000                        10,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Shirley M. Jacques                          10,000                        10,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Heather L. Jacques                          10,000                        10,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Gregory M. Jacques                          10,000                        10,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Herbert E. Godfrey                          10,000                        10,000                                0
-----------------------------------------------------------------------------------------------------------------------------------

Gloria Jean Godfrey                         10,000                        10,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
David W. Walker                              5,000                         5,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Jerry Lynch                                  2,000                         2,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Robert E. Laskey                             2,000                         2,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Robert M. Koop Jr.                           2,000                         2,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Jennifer J. Bell                             2,000                         2,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Daniel A. Bell                               2,000                         2,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Robert D. Milliken                           2,000                         2,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
Brian L. Fitterer                            2,000                         2,000                                0
-----------------------------------------------------------------------------------------------------------------------------------
William A. Berry Jr.                         2,000                         2,000                                0
-----------------------------------------------------------------------------------------------------------------------------------

Plan of Distribution
--------------------

The selling security holders will offer and sell the shares at $0.05 per share. The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. Our stock is not quoted on the Over-the-Counter Bulletin Board nor is it listed on any securities exchange. There is no guarantee that our stock will ever be quoted on the Over-the-Counter Bulletin Board or listed on any securities exchange. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

    o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
    o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
    o    privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares held by our non-affiliates may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may elect not to sell any or all of their shares immediately and may wait for a market to develop for their shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We depend on the efforts and abilities of George Sines and Scott Yancey. The interruption of the services of Mr. Sines and Mr. Yancey could significantly hinder our operations, profits and future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with Mr. Sines and Mr. Yancey soon after we secure the location for our first Internet cafe. However, we have not determined the specific terms and conditions of any such agreements. We cannot guaranty that Mr. Sines or Mr. Yancey will remain with us during or after the term of their employment agreements. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with Mr. Sines and Mr. Yancey are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers will hold office until their resignations or removal. The terms of the directors expire at the next annual shareholders' meeting following their election.

Our directors and principal executive officers are as specified on the following table:

============================ =============== ==================================
Name                              Age        Position
---------------------------- --------------- ----------------------------------
George Sines                       44        President, Treasurer, Director
---------------------------- --------------- ----------------------------------
Scott Yancey                       31        Secretary, Director
============================ =============== ==================================

George Sines. Mr. Sines has been our President, Treasurer and one of our directors since our inception. From 1991 to the present, Mr. Sines has been working in the real estate title insurance business in public relations for First American Title insurance. While working for First American Title Insurance, he has created a network of professional contacts across the country. Mr. Sines also has experience with construction firms and has rehabilitated run down apartment complexes while speculating with new home construction. Mr. Sines received a Bachelors of Science degree in business at the University of California at Los Angeles. Mr. Sines is not an officer or director of any reporting company.

Scott Yancey. Mr. Yancey has been our Secretary and one of our directors since May 2001. From 1993 to the present, Mr. Yancey has been the owner and operator of Town & Country Real Estate & Development, a real estate brokerage firm in Utah. Mr. Yancey possesses a real estate broker's license for the state of Utah. Mr. Yancey is not an officer or director of any reporting company.

There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
---------------------------------------------------------------


The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 14, 2002 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.


===================== ======================================== ==================================== ===============================
Title of Class        Name and Address                           Amount and Nature of Beneficial           Percent of Class
                      of Beneficial Owner                                     Owner
--------------------- ---------------------------------------- ------------------------------------ -------------------------------
Common Stock          George Sines                                2,000,000 shares, President,                  29.98%
                      1 Flaxwood
                      Irvine, California
--------------------- ---------------------------------------- ------------------------------------ -------------------------------
Common Stock          Scott Yancey                              3,325,000 shares, Secretary and a               49.84%
                      1680 East Downington Ave.                             director
                      Salt Lake City, Utah
--------------------- ---------------------------------------- ------------------------------------ -------------------------------
Common Stock          All directors and named executive                 5,325,000 shares                        79.82%
                      officers as a group
===================== ======================================== ==================================== ===============================

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of Our Securities
-----------------------------


Our Common Stock. We are authorized to issue 50,000,000 shares of $.001 par value common stock. As of March 14, 2002, 6,671,000 shares of our common stock were issued and outstanding. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.

The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.


Our Preferred Stock. We are authorized to issue 5,000,000 shares of $.001 par value preferred stock. As of March 14, 2002, no shares of our preferred stock are issued and outstanding. We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Number of Shareholders. As of March 14, 2002, there were 37 shareholders holding shares of our common stock. As none of our preferred stock is issued and outstanding, there are no holders of preferred stock.


Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on either our common stock, or any preferred stock which we might issue, in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
--------------------------------------

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-------------------------------------------------------------------------

Article Seventh of our Certificate of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    o for any breach of such director's duty of loyalty to us or our security holders;
    o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
    o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Article VI of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Delaware General Corporation Law.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. Pursuant to such agreements, we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization within Last Five Years
------------------------------------

Transactions with Promoters. George Sines was issued 2,000,000 shares of our common stock in exchange for his services as one of our promoters. The value of the services provided by Mr. Sines was approximately $2,000. Specifically, Mr. Sines assisted in formulating our business plan as well as organizing our incorporation. Robert Younker was issued 325,000 shares of our common stock in exchange for his services as one of our promoters. Specifically, Mr. Younker assisted Mr. Sines in formulating our business plan as well as assisting in the incorporation process. The value of the services provided by Mr. Younker was approximately $325.

Description of Business
------------------------

Our Background. We were incorporated in Delaware on March 5, 2001.

Our Business. We plan to develop Internet cafes in Orange County, California, and surrounding areas, featuring Internet and e-mail availability for patrons, along with coffee, pastries and related items. Our objective is to develop cafes that will provide a unique forum for communication and entertainment using the current popularity of the Internet coupled with the widespread popularity of coffee and related products. We intend to meet what we believe is an increasing demand for access to the Internet at an affordable price in a social and casual cafe-like atmosphere. Our primary objectives are:

    o to provide our clientele with a unique, upscale, innovative environment which we hope will differentiate our establishment from local cafes;
    o    educate our patrons on what the Internet has to offer;
    o the formation of an environment that will bring people with diverse interests and backgrounds together in a common forum where they can enjoy the Internet while enjoying coffee and pastries;
    o    offer good coffee and bakery items at reasonable prices; and,
    o provide affordable access and high-speed service to the Internet and other online services.

The retail coffee industry in Orange County, California, and its surrounding areas experienced growth at the beginning of the decade and is now moving into the mature stage of its life cycle. We believe that many factors contribute to the demand for good quality coffee in Orange County, California, including, but not limited to, the ocean climate is extremely conducive to coffee consumption, the fast pace of life in Orange County, and current trends reflecting the popularity of fresh, strong, quality coffee and specialty drinks.

We believe that the popularity of the Internet is growing. We hope to provide an environment where those familiar with the Internet as well as those who have not yet experienced the Internet can access the Internet in a convenient, relaxed atmosphere where they can feel comfortable learning about and utilizing current technology. We seek to provide our customers with affordable Internet access in an innovative and supportive environment where they will be able to enjoy a cup of coffee and pastry while surfing the Internet.

Due to intense competition, we believe that it is no longer good enough just to open a cafe. We believe that cafe owners must look for ways to differentiate their cafe from others in order to achieve and maintain a competitive advantage. We recognize this need for differentiation and strongly believe that combining a cafe with complete Internet service is a recipe for success. The fact that there are no cyber-cafes currently established in Newport Beach, California, presents us with an opportunity to enter into a profitable niche in the cafe market.

Our Services. We will strive to provide our customers with full access to the Internet. We also anticipate installing popular software on our computers as well as providing our customers with various services, including:

    o    access to external e-mail accounts;
    o an option to sign up for a Coffee Exchange e-mail account which will be managed by our servers and will be accessible from outside computer systems;
    o    access to popular Internet utilities;
    o    access to Netscape or Internet Explorer browser;
    o    access to laser and color printing; and
    o access to popular software applications like Adobe Photoshop and Microsoft Word.

We hope to provide our customers with access to introductory Internet and e-mail classes. We anticipate that such classes will be held in the afternoon and late in the evening. By providing these classes, we hope to build a client base familiar with our services while providing community education to customers that may not otherwise have access to the Internet. Coupled with high-quality coffee, specialty drinks, soup and bakery goods, we hope to provide our customers with a comfortable environment: a home away from home and a place where our customers can enjoy the benefits of computer access in a comfortable, inviting environment.

Our Business Strategy. If the popularity of the Internet continues to grow, we believe that easy and affordable access will become more and more important. We will seek to provide Orange County, California, and its surrounding communities with the ability to access the Internet, enjoy a cup of coffee, and share Internet experiences in a comfortable environment. We believe that people of all ages and backgrounds will come to enjoy the unique, upscale, educational, and innovative environment we plan to provide to our customers.

We believe that because of intense competition, cafe owners must constantly look for ways to differentiate their place of business from others if cafe owners hope to achieve and maintain a competitive advantage. We realize the need to differentiate ourselves from existing coffee shops in the Orange County area and believe that combining a cafe with complete Internet service is the key to success. We believe that there are currently no cyber-cafes in Orange County, California; as such, we believe that Orange County, California presents an exciting business opportunity for our planned Internet cafes.

Our Target Markets and Marketing Strategy. We believe that our primary target market will consist of individuals and businesses in Orange County, California. We anticipate that we will market and promote our cafes locally as we will strive to establish a "community" atmosphere. We anticipate that our marketing initiatives will include:

    o utilizing direct response print advertisements placed primarily in local print mediums such as magazines and newspapers;
    o advertising by television on local cable channels, radio, banners, affiliated marketing and direct mail in the Orange
         County, California area; and,
    o word of mouth advertising which we believe will grow as we create customer loyalty.

Growth Strategy. We plan to open our initial Internet cafe in the Orange County, California area. However, our ultimate goal is to expand our efforts in areas outside Orange County, California. We believe that we will be able to generate the necessary revenue to expand only if we are able to provide high quality customer service coupled with high-speed and inexpensive Internet access. We will promote ourselves as a fun, friendly and comfortable way to enjoy a cup of coffee while visiting the Internet. We intend to stimulate our growth in the Orange County community through forming alliances with leading local vendors. We also hope to establish long-term customers. If we are successful in Orange County, California, then we will expand into other markets. However, in order to expand into other markets, we will need to raise additional funds either through equity financings or loans. There is no guaranty that we will be able to arrange for such financings or obtain loans with favorable terms. If we are unable to raise additional funds either through equity financings, loans or revenue production, we will likely be unable to expand our operations beyond the Orange County area.

[material omitted]
------------------


Our Intellectual Property. We do not presently own any patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

    o    these agreements will not be breached;
    o    we would have adequate remedies for any breach; or
    o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

We do not own any Internet domain names. Under current domain name registration practices, no one can obtain a domain name identical to a previously registered domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Government Regulation. Each food service location we establish will be subject to licensing and reporting requirements by numerous governmental authorities. These governmental authorities include federal, state and local health, environmental, labor relations, sanitation, building, zoning, fire and safety departments. Difficulties in obtaining or failure to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given retail location. Any problems that we may encounter in renewing such licenses in one jurisdiction, may adversely affect our licensing status on a federal, state or local level in other relevant jurisdictions.

Additionally, online commerce is new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are relatively new and evolving. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of the Internet access aspect of our business. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. New laws applicable to the Internet may impose substantial burdens on companies conducting online commerce. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws in the United States and abroad.

Our Research and Development. We are not currently conducting any research and development activities and do not anticipate conducting such activities in the near future.


Employees. As of March 14, 2002, we had two employees. We do not currently anticipate that we will hire any employees in the next six months, unless we complete our business development and earn sufficient revenues. From time-to-time, we anticipate that we will use the services of independent contractors and consultants to support our business development. We believe our future success depends in large part upon the continued service of our key technical and senior management personnel and our ability to attract and retain highly qualified technical and managerial personnel.

Facilities. Our executive, administrative and operating offices are located at 23 Corporate Plaza, Suite 180, Newport Beach, California 92663.

Management's Discussion and Analysis of Financial Condition and Results of Operations
-----------------------------------------------------------------------------

For the period from March 5, 2001, our date of formation, through October 31, 2001.
------------------------------------------------------------------------------

Liquidity and Capital Resources. We had cash of $34,785 as of January 29, 2002. We believe that our available cash is sufficient to pay our day-to-day expenditures. From June through October 2001, we sold 1,021,000 shares of common stock to thirty-four investors for $0.05 per share. The total proceeds were approximately $51,050. Those proceeds were used to provide us with working capital. As of October 31, 2001, our total liabilities were approximately $10,000, all of which was represented by a note payable to a stockholder. Subsequent to October 31, 2001, we repaid the entire $10,000 to the shareholder.

Results of Operations.

Revenues. We have not yet realized any revenues from our operations. We will not begin earning revenues until and unless we establish our first Internet cafe. We are currently looking for a suitable location in Orange County, California. We do not anticipate that we will begin earning revenues until at least the second quarter of 2002.

Operating Expenses. For the period from March 5, 2001 (our inception) to October 31, 2001, our total operating expenses were $5,650. For the period from March 5, 2001 to October 31, 2001, we experienced a net loss of $5,650.

Our Plan of Operation for the Next Twelve Months. We have not generated any revenues from our operations. To effectuate our business plan during the next twelve months, we must locate a suitable location for our planned Internet cafe, market our products and services and develop our brand image. We believe that we will be able to generate revenues during the year 2002. Any revenues we earn will be infused back into the company and used for working capital. If we are able to earn sufficient revenue, we intend to continue to develop and expand into other markets.

We are in the process of locating a suitable location for our initial Internet cafe. We anticipate that we will need to renovate and remodel the location to suit our needs. Our initial retail location will be designed to provide full access to e-mail, the Internet, FTP, Usenet and other Internet applications such as Telnet and Gopher. We intend to install computer terminals. We also plan to install coffee brewing equipment, including an espresso machine and an automatic coffee grinder, and other additional related equipment. We will also attempt to enter into arrangements which will allow us to offer pastries and other related products. It is likely that we will need to raise additional capital within the next 6 months to partially finance our initial Internet cafe. However, we do believe that we have sufficient cash resources to fund most of our initial development plans. There is no guaranty that we will be able to arrange for financing. We may raise the necessary funds through equity financings or through loans from banks or other lending institutions. We may not be able to arrange for loans on favorable terms. As soon as we are able to secure a location for our first Internet cafe, we will begin interviewing staff. We anticipate we will hire a location manager as well as sufficient employees to serve coffee and service the customers. We also anticipate we will hire an individual to set up and maintain our planned computer systems. We anticipate that will use third parties to complete the development of our initial retail location.

Our plan of operation is materially dependent on our ability to raise additional working capital. Our operations to date have been focused on developing our brand name and attempting to establish strategic relationships with providers of gourmet coffees, teas, pastries and bakery items. We have not yet developed any strategic relationships with third parties. For the next twelve months, we anticipate that our day-to-day expenses will be approximately $1,000 per month until and unless we secure our first location. We believe that our expenses will significantly increase once we begin renovating and developing our first location.

We expect to secure the location of our initial cafe by the end of the second quarter of 2002. We anticipate that we will need to renovate the location to suit our planned operations. We anticipate that it will take approximately 3 months to complete renovation depending on the condition of the location. However, it is difficult to predict the exact renovation timetable as the degree of renovations depends on the condition of the property. As such, we believe that our first cafe will be operational by the end of the third quarter of 2002 barring any unforeseen difficulties and assuming we can arrange for sufficient financing. Our forecast for the period within which we will be successful in establishing our initial cafe location involves risks and uncertainties and actual results could fail as a result of a number of factors, both foreseen and unforeseen. In establishing our initial cafe, we expect to incur the following expenses:

    o Renovation and remodeling including the cost of purchasing and installing coffee brewing and related equipment--Expenses for renovation and remodeling will depend primarily on the condition of the location. However, we anticipate that we will be required to expend approximately $75,000 to renovate and remodel our initial site, including the purchase and installation of coffee brewing and related equipment.

    o Cost of computers--At this time, we do not plan to purchase printers, scanners or related equipment. We initially plan to only offer computer terminals for Internet access. We anticipate that we will initially purchase 6 computers at a cost of $900 for a total cost of $5,400.

    o Cost of six months working capital--We anticipate that our approximate working capital for the six months following the establishment of our first cafe will consist of the following: $30,205 for direct cost of sales, including purchasing coffee, baked items, email membership and Internet fees; $42,000 for payroll costs, which includes 6 part time employees and one manager; and $22,500 for rent on a 1,500 square foot location at $2.50 per square foot.

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                 $17.77
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $500.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately              $5,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $3,500.00
========================================= ==================== ================

At October 31, 2001, we had an outstanding not payable to one of our shareholders in the amount of $10,000. Subsequent to October 31, 2001, we paid the shareholder back the entire $10,000.

We had cash of $34,785 as of January 29, 2002. In the opinion of management, available funds will satisfy our working capital requirements through June 2002 unless we are able to locate a suitable location for our first cafe, in which case we will need to raise additional capital as specified above. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We will need to raise additional capital to at least partially fund our initial operations and to fund our expansion plans. In order to fund the cost of our initial development as discussed above, we will need to raise additional capital. We plan on raising such capital through the sale of our capital stock. If we are not able to generate interest in the purchase of our capital stock, we will be forced to apply for loans such as small business loans. There is no guaranty that we will be able to sell our capital stock. We do not yet have any commitments for the purchase of our capital stock nor have we engaged in any negotiations for the sale of our capital stock. Moreover, there is no guaranty that we will be able to arrange for loans on favorable terms or at all. If we are not able to raise sufficient funds from the sale of our capital stock and/or if we are unable to arrange to finance our development activities through loans with favorable terms, we may need to borrow funds from our officers and directors although we have not negotiated the specific terms of any such borrowings. Our officers and directors are not committed to contribute funds to pay for our expenses. Moreover, our officers or directors have not committed to loan funds to the company.

We believe that our officers and directors will assist us in paying our expenses in the short term should our cash resources fall short. Our belief that our officers and directors will pay our expenses is based on the fact that our officers and directors collectively own 5,325,000 shares of our common stock, which equals approximately 79.82% of our outstanding common stock. We believe that our officers and directors will continue to pay our expenses as long as they maintain their significant ownership of our common stock.

We have not contemplated any plan of liquidation in the event that we do not generate revenues. In the event of our liquidation, Delaware law provides that after payment of all allowances, expenses and costs, and the satisfaction of all special and general liens upon our funds, the creditors shall be paid proportionately to the amount of their respective debts. The surplus funds, if any, after payment of the creditors and the costs, expenses and allowances, shall be distributed among our shareholders in proportion. However, if we are forced to liquidate our assets, it is likely that our shareholders will lose their entire investment in us.

We are not currently conducting any research and development activities, other than researching a site for our first Internet cafe. We plan on conducting development activities as soon as we are able to secure our initial location. We do not anticipate that we will purchase or lease any significant equipment until we are able to begin developing our first location. At that time, we plan to purchase coffee and espresso machines as well as industrial refrigerators. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

================================== ============================================
            Property                     January 29, 2002
---------------------------------- --------------------------------------------
             Cash                            $34,785
================================== ============================================

Our Facilities. Our headquarters are located at 23 Corporate Plaza, Suite 180, Newport Beach, California 92663. We believe that our office facilities are adequate for our administrative needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Certain Relationships and Related Transactions

Robert Younker, one of our shareholders, currently provides office space to us at no charge. We do not believe that Mr. Younker expects to be paid or reimbursed for providing office facilities.

In March 2001, George Sines was issued 2,000,000 shares of our common stock in exchange for his services as one of our promoters. Specifically, Mr. Sines assisted us in formulating our business plan and arranging for our incorporation. The value of the services performed by Mr. Sines was approximately $2,000. In March 2001, Robert Younker was issued 325,000 shares of our common stock in exchange for his services as one of our promoters. Mr. Younker also assisted us in developing our business plan. The value of the services performed by Mr. Younker was $325. In May 2001, Scott Yancey was issued 3,325,000 shares of our common stock in exchange for services valued at $3,325. Specifically, Mr. Yancey provided business consulting services to us as well as advice regarding real estate matters.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

    o    disclosing such transactions in prospectus where required;
    o disclosing in any and all filings with the Securities and Exchange Commission, where required;
    o obtaining disinterested directors consent if we appoint any uninterested directors; and
    o    obtaining shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When this registration statement becomes effective, we will be a reporting company pursuant to the Securities Exchange Act of 1934. We will be required file annual, quarterly and periodic reports with the Securities and Exchange Commission. In addition, we will be required to report material events affecting our business. We will be required to include management prepared, auditor reviewed, financial statements with our quarterly reports and audited financial statements with our annual report. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no shares that can be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is thirty-seven.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

    o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
    o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
    o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
    o    a toll-free telephone number for inquiries on disciplinary actions;
    o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
    o such other information and is in such form including language, type, size and format, as the Securities and Exchange
         Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

    o    the bid and offer quotations for the penny stock;
    o the compensation of the broker-dealer and its salesperson in the transaction;
    o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
    o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
-----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers during the years ending December 31, 2001 and 2002. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

======================================= ======== ============ ============== ===================== =====================
Name and Principal Position              Year      Annual       Bonus ($)        Other Annual           All Other
                                                 Salary ($)                    Compensation ($)        Compensation
--------------------------------------- -------- ------------ -------------- --------------------- ---------------------
George Sines - president, treasurer     2001        None          None               None                  None
--------------------------------------- -------- ------------ -------------- --------------------- ---------------------
                                        2002        None          None               None                  None
--------------------------------------- -------- ------------ -------------- --------------------- ---------------------
Scott Yancey - secretary                2001        None          None               None                  None
--------------------------------------- -------- ------------ -------------- --------------------- ---------------------
                                        2002        None          None               None                  None
======================================= ======== ============ ============== ===================== =====================


Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our board of directors.

Employment Contracts. We anticipate that we will enter into employment agreements with George Sines and Scott Yancey. We have not negotiated the specific terms and conditions of such agreements and we do not anticipate entering into the employment agreements until, and unless, our revenue production justifies such action.

Stock Option Plan. We anticipate that we will adopt a stock option plan sometime in the second quarter of 2002. Our stock option plan will provide for the reservation of shares of our common stock for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our board of directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our board of directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------



                            THE COFFEE EXCHANGE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                OCTOBER 31, 2001

                            THE COFFEE EXCHANGE, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS








                                    CONTENTS


                                                                          PAGE
                                                                         ------

INDEPENDENT AUDITORS' REPORT                                               24

BALANCE SHEET                                                              25

STATEMENT OF OPERATIONS                                                    26

STATEMENT OF STOCKHOLDER'S DEFICIT                                         27

STATEMENT OF CASH FLOWS                                                    28

NOTES TO FINANCIAL STATEMENTS                                            29 - 30

                          INDEPENDENT AUDITORS' REPORT




TO THE BOARD OF DIRECTORS OF THE COFFEE EXCHANGE, INC.:

We have audited the accompanying balance sheet of THE COFFEE EXCHANGE, INC. (A Development Stage Company) as of October 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the period from March 5, 2001 (inception) to October 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of THE COFFEE EXCHANGE, INC. as of October 31, 2001 and the results of its operations and its cash flows for the period from March 5, 2001 (inception) to October 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




                                        MERDINGER, FRUCHTER ROSEN & CORSO, P.C.
                                        Certified Public Accountants

New York, New York
November 26, 2001

                            THE COFFEE EXCHANGE, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET




                                                               October 31,
                                                                   2001
                                                            -------------------
      ASSETS
           Cash and cash equivalents                        $            51,050
                                                            ===================

      LIABILITIES AND STOCKHOLDERS' EQUITY
      Current Liabilities
           Note payable - stockholder                       $            10,000
                                                            -------------------

      STOCKHOLDERS' EQUITY
        Preferred stock, $0.001 par value;
          5,000,000 shares authorized, no
          shares issued and outstanding                                       -
        Common stock, $0.001 par value;
          50,000,000 shares authorized,
          6,671,000 shares issued and outstanding                         6,671
        Additional paid-in capital                                       40,029
        Deficit accumulated during
          the development stage                                          (5,650)
                                                            -------------------
           Total stockholders' equity                                   41,050
                                                            -------------------

           Total liabilities and stockholders' equity       $            51,050
                                                            ===================













The accompanying notes are an integral part of these financial statements.

                            THE COFFEE EXCHANGE, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS



                                                              March 5, 2001
                                                              (Inception) to
                                                               October 31,
                                                                   2001
                                                            -------------------

Revenue                                                     $                 -

General and administrative expenses                                       5,650
                                                            -------------------

Loss from operations before provision for income taxes                   (5,650)

Provision for income taxes
                                                                              -
                                                            -------------------

Net loss                                                    $            (5,650)
                                                            ===================

Net loss per share - basic and diluted                      $                 -
                                                            ===================

Weighted average number of common shares
 outstanding                                                          6,671,000
                                                            ===================









The accompanying notes are an integral part of these financial statements.

                            THE COFFEE EXCHANGE, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY



                                                                                                   Deficit
                                                                                                  Accumulated
                                                        Common Stock             Additional       During the
                                               --------------------------------    Paid-In        Development
                                                    Shares         Amount          Capital           Stage            Total
                                               -------------  ----------------- -------------- ------------------ --------------
Balance, March 5, 2001                                    -   $              -  $           -   $              -  $

Issuance of founder shares for services-
March 2001                                        5,650,000              5,650              -                  -          5,650

Sale of shares for cash at $0.05 per share
  - June through October 2001, net of costs       1,021,000              1,021         40,029                  -         41,050

Net loss                                                  -                  -              -             (5,650)        (5,650)
                                               -------------  ----------------- -------------- ------------------ --------------
Balance, October 31, 2001                         6,671,000   $          6,671  $      40,029   $         (5,650) $      41,050
                                               =============  ================= ============== ================== ==============










The accompanying notes are an integral part of these financial statements.

                            THE COFFEE EXCHANGE, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS



                                                           March 5, 2001
                                                          (Inception) to
                                                         October 31, 2001
                                                         -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                            $         (5,650)
     Stock issued for services                                      5,650
                                                         -----------------
NET CASH USED IN OPERATING ACTIVITIES                                   -

CASH FLOWS FROM FINANCING ACTIVITIES
     Sale of common stock                                          51,050
                                                         -----------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                          51,050

CASH AND CASH EQUIVALENTS - beginning of period                         -
                                                         -----------------

CASH AND CASH EQUIVALENTS - end of period                $         51,050
                                                         =================


SUPPLEMENTAL INFORMATION:
    During the period March 5 to October 31, 2001, the Company paid no cash for interest or income taxes.

NON-CASH FINANCIAL ACTIVITY:
    The Company issued 5,650,000 shares of common stock for services valued at $5,650. A stockholder advanced $10,000 to pay for costs associated with the sale of common stock.









The accompanying notes are an integral part of these financial statements.

                            THE COFFEE EXCHANGE, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 2001



NOTE 1 -  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

  The Coffee Exchange, Inc. (the "Company") is currently a development-stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") NO. 7. The Company was incorporated under the laws of the state of Delaware on March 5, 2001.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

  Income Taxes

  Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes, if any, are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

  Earnings Per Share

  The Company calculates earnings per share in accordance with SFAS No. 128, "Earnings Per Share", which requires presentation of basic earnings per share ("BEPS") and diluted earnings per share ("DEPS"). The computation of BEPS is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. DEPS gives effect to all dilutive potential common shares outstanding during the period. The computation of DEPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. As of October 31, 2001, the Company had no securities that would effect loss per share if they were to be dilutive.

  Comprehensive Income

  SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company had no items of other comprehensive income and therefore has not presented a statement of comprehensive income.

                            THE COFFEE EXCHANGE, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 2001



NOTE 2 - INCOME TAXES

           The components of the provision for income taxes for the period from March 5, 2001 (inception) to October 31, 2001 are as follows:

            Current Tax Expense
                U.S. Federal                                      $           -
                State and Local                                               -
                                                                  --------------
            Total Current                                                     -
                                                                  --------------

            Deferred Tax Expense
                U.S. Federal                                                  -
                State and Local                                               -
                                                                  --------------
            Total Deferred                                                    -
                                                                  --------------

            Total Tax Provision (Benefit) from
             Continuing Operations                                $           -
                                                                  ==============

           The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

           Federal Income Tax Rate                                        34.0%
           Effect of Valuation Allowance                                 (34.0)%
                                                                  --------------
           Effective Income Tax Rate                                       0.0%
                                                                  ==============

           At October 31, 2001, the Company had net carryforward losses of $5,650. Because of the current uncertainty of realizing the benefits of the tax carryforward, a valuation allowance equal to the tax benefits for deferred taxes has been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

           Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of October 31, 2001 are as follows:

           Deferred Tax Assets
            Loss Carryforwards                                    $       1,920

            Less:  Valuation Allowance                                   (1,920)
                                                                  --------------
            Net Deferred Tax Assets                               $           -
                                                                  ==============

           Net operating loss carryforwards expire in 2021.

                            THE COFFEE EXCHANGE, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 2001



  NOTE 3 -    COMMON STOCK

  The Company issued 5,650,000 shares of common stock for services valued at $5,650.

  The Company sold 1,021,000 shares of common stock for gross proceeds of $51,050. The Company incurred costs of $10,000 related to this sale (see Note
  4). These costs have been charged against the proceeds in the financial statements.

  NOTE 4 -    RELATED PARTY TRANSACTIONS

  The Company neither owns or leases any real or personal property. The officers/directors of the Company provide office and other services without charge. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. These individuals are involved in other business activities and may, in the future, become involved in other business opportunities.

  The Company is obligated to a stockholder pursuant to a note, dated June 4, 2001, in the amount of $10,000. These funds were used to pay the costs of the sale of common stock described in Note 3. The note bears no interest and is due upon demand.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
--------------------------------------------------------------------------

In October 2001, our Board of Directors appointed Merdinger, Fruchter, Rosen & Corso, P.C., independent accountant, to audit our financial statements for the period from March 5, 2001, our date of formation, through October 31, 2001. Prior to our appointment of Merdinger, Fruchter, Rosen & Corso, P.C. as our auditor, our financial statements had not been audited.

There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by MC Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the period from March 5, 2001, our date of formation, through October 31, 2001, appearing in this prospectus which is part of a Registration Statement have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., and are included in reliance upon such reports given upon the authority of Merdinger, Fruchter, Rosen & Corso, P.C., as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

Forward Looking Statements
---------------------------

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
------------------------------------------

Article Seventh of our Certificate of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

    o any breach of such director's duty of loyalty to us or our security holders;
    o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
    o any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Bylaws provide that we will indemnify our directors to the extent permitted by Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under the Delaware General Corporation Law. Our Certificate of Incorporation also provides that to the extent that Delaware General Corporation Law is amended to permit further indemnification, we will so indemnify our directors.

Section 174 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Article VI of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Delaware General Corporation Law.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. To be entitled to indemnification by us, such officer must have acted in good faith and in a manner such officer believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                 $17.77
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $500.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately              $5,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $3,500.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In March 2001, we issued 2,000,000 shares of our common stock to George Sines, our President, Treasurer and one of our directors and 325,000 shares of our common stock to Robert Younker, one of our founding shareholders. In May 2001, we issued 3,325,000 shares of our common stock to Scott Yancey, our secretary and one of our directors. All of the shares were issued for business consulting services and incorporation services provided by those individuals. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for services provided to us, which were valued at $5,650.

From June through October 2001, we issued 1,021,000 shares of our common stock to thirteen accredited investors and twenty-one non-accredited investors for $0.05 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. Based on the information provided in the subscription documents, which were completed by all investors, we believe that each of the non-accredited investors was sophisticated because each non-accredited investor represented and warranted that he or she has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. Each investor was given an information disclosure document prior to investing and had adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares. The net proceeds to us were $51,050.

Exhibits
---------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------
1.            Underwriting Agreement (not applicable)

3.1           Certificate of Incorporation*

3.2           Bylaws*

5.            Opinion Re: Legality*

8.            Opinion Re: Tax Matters (not applicable)

11.           Statement Re: Computation of Per Share Earnings**

15.           Letter on unaudited interim financial information (not applicable)

23.1          Consent of Auditors

23.2          Consent of Counsel*

* Attached as an exhibit to the original registration statement filed on or about December 7, 2001.
**       Included in the financial statements

Undertakings
-------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



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                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Newport Beach, California, on March 14, 2002.

                                     The Coffee Exchange, Inc.
                                     a Delaware corporation


                                     By:    /s/George Sines
                                            ------------------------------------
                                            George Sines
                                     Its:   president, treasurer and a director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/George Sines                                      March 14, 2002
------------------------------------
George Sines
president, treasurer and a director


/s/Scott Yancey                                      March 14, 2002
------------------------------------
Scott Yancey
secretary and a director



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